UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

HATTERAS CORE ALTERNATIVES FUND, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

MEMORANDUM

FROM:	Hatteras Funds

DATE:	December 9, 2013

RE:	Enclosed Hatteras Funds’ Draft Proxy Materials

On October 1, 2013, we announced that RCS Capital Corporation (NYSE: RCAP) entered into an agreement to acquire the Hatteras Funds Group, a group of affiliated companies that manage and distribute the Hatteras Funds family. The acquisition is subject to multiple approvals, including shareholder approval.

Enclosed please find the preliminary proxy materials that are subject to the review and revision of the SEC. Once proxy materials are finalized, copies will be sent to investors beginning approximately December 18, 2013.  Proxy approval is required for each Hatteras Fund.  In the event that you have investors in multiple Hatteras Funds’ products, we have included the respective materials for each investment.

We value our relationship with you and wanted to provide you the opportunity to review the proxy statement in advance of your clients receiving any materials.

We very much appreciate your time in assisting your clients to complete the proxy, and would be happy to answer any questions or concerns you may have about your investments with us or the acquisition.

We are proud of the past 10 years and appreciate the confidence you have placed in us. With this next step, we are excited to offer you our commitment to providing best-in-class investment management and client service. Please feel free to call us with any questions. Thank you for your continued confidence; our commitment to you remains unwavering.

Please note that the enclosed materials are being sent to you and should not be shared with investors at this time.

ADDITIONAL INFORMATION

The Boards of Directors and Managers of each of the Hatteras Funds, as well as David Perkins, who is a member of each of the Funds’ Boards and the sellers’ representative in connection with the acquisition, may be deemed participants in the solicitation of proxies in connection with the special meeting to approve matters related to acquisition.  The Hatteras Funds intend to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the special meeting.  Information concerning persons who may be considered participants in the solicitation of proxies will be set forth in the proxy statement for the special meeting.  The proxy statement will be available for free from the websites of the SEC (www.sec.gov) and the Hatteras Funds (hatterasfunds.com).

December 10, 2013

Dear Valued Partner,

On October 1, 2013, we announced that RCS Capital Corporation (NYSE: RCAP) entered into an agreement to acquire the Hatteras Funds Group, a group of affiliated companies that manage and distribute the Hatteras Funds family. The acquisition is subject to multiple approvals, including shareholder approval.

Below please find links to the preliminary proxy materials that are subject to the review and revision of the SEC.  Once proxy materials are finalized, copies will be sent to investors beginning approximately December 18, 2013.  Proxy approval is required for each Hatteras Funds’ products.

We value our relationship with you and wanted to provide you the opportunity to review the proxy statement in advance of your clients receiving any materials.

We very much appreciate your time in assisting your clients to complete the proxy, and would be happy to answer any questions or concerns you may have about your investments with us or the acquisition.

We are proud of the past 10 years and appreciate the confidence you have placed in us. With this next step, we are excited to offer you our commitment to providing best-in-class investment management and client service. Please feel free to call us with any questions. Thank you for your continued confidence; our commitment to you remains unwavering.

Please note that this email and hyperlinks are being sent to you and should not be shared with investors at this time.

Preliminary Proxy Materials:

•  Hatteras Alpha Hedged Strategies Fund
•  Hatteras Core Alternatives Fund
•  Hatteras Global Private Equity Partners Institutional
•  Hatteras GPEP Fund II
•  Hatteras Hedged Strategies Fund
•  Hatteras Long/Short Debt Fund
•  Hatteras Long/Short Equity Fund
•  Hatteras Managed Futures Strategies Fund

•  Hatteras VC Co-Investment Fund II

ADDITIONAL INFORMATION

The Boards of Directors and Managers of each of the Hatteras Funds, as well as David Perkins, who is a member of each of the Funds’ Boards and the sellers’ representative in connection with the acquisition, may be deemed participants in the solicitation of proxies in connection with the special meeting to approve matters related to acquisition.  The Hatteras Funds intend to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the special meeting.  Information concerning persons who may be considered participants in the solicitation of proxies will be set forth in the proxy statement for the special meeting.  The proxy statement will be available for free from the websites of the SEC (www.sec.gov) and the Hatteras Funds (hatterasfunds.com).

For Financial Professionals Only

HATTERAS FUNDS

HATTERASFUNDS.COM / T: 919.846.2324 / F: 919.846.3433
8540 COLONNADE CENTER DRIVE / SUITE 401/ RALEIGH, NC 27615-3052